EXHIBIT 21  SUBSIDIARIES OF THE COMPANY

Maska U.S., Inc.
SLM Trademark Acquisition Corp.
Sport Maska Inc.
SLM Trademark Acquisition Canada Corporation
Sport Maska Europe S.A.R.L.
Maska H.K. Limited
#1 Apparel Canada Inc.